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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*

                           BRIGHAM EXPLORATION COMPANY
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   109178 10 3
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 March 30, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]      Rule 13d-1(b)
[X]      Rule 13d-1(c)
[ ]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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                                  SCHEDULE 13G

CUSIP No. 109178 10 3                                          Page 2 of 5 Pages



--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      VERITAS DGC, INC.
      76-0343152

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]

      NOT APPLICABLE                                                     (b) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE CORPORATION

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

                                     1,002,865

           NUMBER OF
                               -------------------------------------------------
            SHARES             6     SHARED VOTING POWER

         BENEFICIALLY                NONE

           OWNED BY
                               ------------------------------------------------
             EACH              7     SOLE DISPOSITIVE POWER

           REPORTING                 1,002,865

            PERSON
                               ------------------------------------------------
             WITH              8     SHARED DISPOSITIVE POWER

                                     NONE


-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,002,865

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      NOT APPLICABLE                                                         [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT ROW (9)

      6.0%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      CORPORATION (CO)

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

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         Statements filed pursuant to Rule 13d-1(c) shall be filed within the time specified in Rules 13d-1(c), 13d-2(b) and 13d-2(d).

ITEM 1(a).        NAME OF ISSUER
                  Brigham Exploration Company

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                  6300 Bridge Point Parkway, Bldg. 2, Suite 500
                  Austin, TX  78730

ITEM 2(a).        NAME OF PERSON FILING
                  VERITAS DGC, INC.

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE 3701 KIRBY DRIVE, SUITE 112
                  HOUSTON, TX  77098

ITEM 2(c).        CITIZENSHIP
                  VERITAS DGC, INC. IS A DELAWARE CORPORATION.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES
                  COMMON STOCK

ITEM 2(e).        CUSIP NO.
                  109178 10 3


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                     (a) [ ] Broker or dealer registered under section 15 of the
                             Act.


                     (b) [ ] Bank as defined in section 3(a)(6) of the Act.


                     (c) [ ] Insurance company as defined in section 3(a)(19) of the Act.


                     (d) [ ] Investment company registered under section 8 of
                             the Investment Company Act of 1940.

                     (e) [ ] An investment adviser in accordance with
                             Rule 13d-1(b)(l)(ii)(E);

                     (f) [ ] An employee benefit plan or endowment fund in
                             accordance with Rule 13d-1(b)(l)(ii)(F);

                     (g) [ ] A parent holding company or control person in
                             accordance with Rule 13d-1(b)(l)(ii)(G);

                     (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

                     (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

                     (j) [ ] Group, in accordance with Rule 13d-1(b)(l)(ii)(J).

        If the statement is filed pursuant to Rule 13d-1(c), check this box. [X]


ITEM 4.          OWNERSHIP
                 (a)  Amount beneficially owned: 1,002,865
                 (b)  Percent of class: 6.0%
                 (c)  Number of shares as to which such person has
                      (i)   Sole power to vote or to direct the vote: 1,002,865
                      (ii)  Shared power to vote or to direct the vote: NONE
                      (iii) Sole power to dispose or to direct the disposition
                            of: 1,002,865
                      (iv) Shared power to dispose or to direct the disposition of: NONE

ITEM 5.          OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
                 NOT APPLICABLE

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
                 NOT APPLICABLE

ITEM 8.          IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
                 NOT APPLICABLE

ITEM 9.          NOTICE OF DISSOLUTION OF GROUP
                 NOT APPLICABLE

ITEM 10.         CERTIFICATION

                 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                   VERITAS DGC, INC.
                                       -----------------------------------------

                                       10/20/00
                                       Date

                                                /s/ ANTHONY TRIPODO
                                       -----------------------------------------
                                       Signature
                                                 EXECUTIVE VICE PRESIDENT
                                       -----------------------------------------
                                       Name/Title

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties for whom copies are to be sent.

               ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS.
               (SEE 18 U.S.C. 1001)




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